EXHIBIT 99.1

Upexi Signs LOI to Purchase Operating Bitcoin Mining Facility

Subsidiary, Quantum Hash, signs first LOI to acquire a 2MW operating facility with plans to increase to maximum output with upgraded mining power and expanded MWs of power

TAMPA, FL, March 3, 2025 (ACCESSWIRE) – Upexi, Inc.(NASDAQ: UPXI) (the “Company” or “Upexi”), a brand owner specializing in the development, manufacturing and distribution of consumer products and has diversified into the Cryptocurrency space, today announced its subsidiary, Quantum Hash, has signed a Letter of Intent (‘LOI’) to acquire a 2MW operating facility, its biggest initiative into the Cryptocurrency industry to date.

The facility is currently utilizing less than half its available capacity output. Quantum Hash intends to update current equipment and add the latest and fastest mining machines available to maximize hash rate and maximize bitcoin mined monthly, upon closing.

The initial 2MW of power is the first step to the Company’s goal of 10-20 MW of power operating in 2025. This power and production will increase the Company’s Cryptocurrency portfolio objectives and provide a revenue stream in an industry that is potentially set to grow significantly for the coming years.

Allan Marshall, Chief Executive Officer of Upexi, stated, “The opportunity to acquire the facility and jump start our entry and revenues in the Cryptocurrency space is an exciting first step and we expect this to be the first of many opportunities in 2025. The Sunday announcement by President Trump regarding Bitcoin and other Crypto reserves was a welcome surprise on something we anticipated when we decided to launch our initiatives. The industry has all the ingredients for success with growth of the underlying asset values, expansion of the Cryptocurrency industry and new administration pushing for growth in American industry and companies. We are excited about the future of our business.”

About Upexi, Inc.:

Upexi is a brand owner specializing in the development, manufacturing and distribution of consumer products. The Company has entered the Cryptocurrency industry and cash management of assets through a Cryptocurrency Portfolio.

FORWARD LOOKING STATEMENTS:

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254